EXHIBIT 3

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                         GLOBAL ASSETS & SERVICES, INC.



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EXHIBIT 3


                              Articles of Amendment
                                       to
                            Articles of Incorporation
                                       of
                         Global Assets & Services, Inc.

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of
Incorporation:

NEW CORPORATION NAME (if changing):

Jointland Development, Inc.

AMENDMENTS ADOPTED (OTHER THAN NAME CHANGE) Indicate Article
Number(s) and/or Article Title(s) being amended, added, or deleted:(BE SPECIFIC)


Article III

The following paragraph is added to the Article, as amended: Please see attached.


If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate N/A)

N/A

The date of each amendment(s) adoption: _____________________

Effective date if applicable: ____________________


Adoption of Amendment(s)            (CHECK ONE)
                                     ---------

[X] The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

[_] The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

                  "The number of votes cast for the amendment(s) was/were sufficient for approval by __________________________."
                                                        (Voting group)


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[_]      The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

[_] The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signed this 14th day of December 2004.

Signature /s/ Kexi Xu
          -------------------------------------------
                  Kexi Xu, President/CEO



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         "Reverse Stock Split. Each share of the Corporation's Common Stock, issued and outstanding immediately prior to December 16, 2004 (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed, pursuant to a reverse stock split (the "Reverse Stock Split"), into a fraction thereof of 1/50 of a share of the Corporation's outstanding Common Stock, (the "New Common Stock"), subject to the treatment of fractional share interest as described below. Each holder of a certificate or certificates which immediately prior to December 16, 2004 represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive, upon surrender of such Old Certificates to the Corporation's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificate so surrendered are classified under the terms hereof. From and after December 16, 2004, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Corporation. Any fraction of a share of New Common Stock to which the holder would otherwise be entitled will be adjusted upward to the nearest whole share. If more than one Old Certificate shall be surrendered at one time for the account of the same Shareholder the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation's Transfer Agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer. From and after December 16, 2004, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified until after reduced or increased in accordance with applicable law. Fractional shares shall be rounded up to the nearest whole share."